CONSOLIDATED FINANCIAL STATEMENTS Solar Integrated Technologies, Inc. Years Ended December 31, 2008 and 2007

Solar Integrated Technologies, Inc.

Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Report of Independent Auditors

Board of Directors and Shareholders

Solar Integrated Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Solar Integrated Technologies, Inc. (the Company) as of December 31, 2008 and 2007 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting.Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Solar Integrated Technologies, Inc. as of December 31, 2008 and 2007 and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that Solar Integrated Technologies, Inc. will continue as a going concern. As more fully described in Note 1, the Company has financing that will require repayment in 2009, which will significantly impact their operations. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The 2008 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Los Angeles, California

June 26, 2009

Solar Integrated Technologies, Inc.

Consolidated Balance Sheets

(In Thousands, except per share data)

	December 31
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$5,847	$11,282
Trade receivables, net	16,614	14,406
Unbilled accounts receivable	515	1,858
Lease receivables	965	946
Inventories	28,450	21,561
Prepaid expenses and other current assets	809	1,286
Total current assets	53,200	51,339

Noncurrent assets:
Restricted cash	1,578	1,209
Lease receivables, net of current	17,581	18,596
Property and equipment, net	1,909	2,354
Loan fees, net of amortization	—	1,167
Deposits and other assets	661	626
Total assets	$74,929	$75,291

The accompanying notes are an integral part of these consolidated financial statements.

Solar Integrated Technologies, Inc.

Consolidated Balance Sheets

(In Thousands, except per share data)

	December 31
	2008	2007
Liabilities
Current liabilities:
Trade and other payables	$14,685	$10,934
Borrowings on credit facility	4,316	2,544
Warranty accrual	3,739	2,225
Other accrued expenses	4,139	3,831
Progress billings	215	2,131
Structured financing – current	583	723
Total current liabilities	27,677	22,388
Convertible notes, net	8,000	8,000
Warrant liabilities	625	2,693
Unearned income, net of current	3,402	3,602
Structured financing, net of current	12,490	13,073
Total liabilities	52,194	49,756
Shareholders’ equity:
Common stock: $0.0001 par value:
Authorized shares – 250,000 at December 31, 2008 and 2007
Issued and outstanding 99,881 and 91,380 at December 31, 2008 and 2007, respectively	10	9
Additional paid-in capital	108,561	101,722
Stock subscription receivable	—	(3,261)
Accumulated other comprehensive income (loss)	102	(133)
Accumulated deficit	(85,938)	(72,802)
Total shareholders’ equity	22,735	25,535
Total liabilities and shareholders’ equity	$74,929	$75,291

The accompanying notes are an integral part of these consolidated financial statements.

Solar Integrated Technologies, Inc.

Consolidated Statements of Operations

(In Thousands, except per share data)

	Years Ended December 31
	2008	2007
Revenue	$95,303	$81,066
Cost of sales	84,316	66,637
Gross margin	10,987	14,429

Selling, general and administrative expenses	21,334	30,707
Recovery of related party receivable	—	(3,273)
Severance costs	660	—
Loss from operations	(11,007)	(13,005)

Change in fair value of warrant liability	(2,068)	907
Interest expense, net	2,594	7,411
Realized foreign exchange loss (gain)	966	(1,182)
Unrealized foreign exchange loss (gain)	868	(151)
Loss on debt conversion	—	4,777
Other income, net	(231)	(91)
Net loss	$(13,136)	$(24,676)

Basic loss per share	$(0.14)	$(0.35)
(Basic and diluted)
Weighted-average number of shares outstanding	95,731	70,991

The accompanying notes are an integral part of these consolidated financial statements.

Solar Integrated Technologies, Inc.

Consolidated Statements of Shareholders’ Equity

			Additional		Accumulated
			Paid-in	Stock	Other		Total
	Common Stock		Capital	Subscription	Comprehensive	Accumulated	Shareholders’
	Shares	Amount	Amount	Receivable	Income (Loss)	Deficit	Equity
	(In Thousands)
Balance at December 31, 2006	69,463	$7	$49,683	$(1,613)	$—	$(48,126)	$(49)
Net loss	—	—	—	—	—	(24,676)	(24,676)
Other comprehensive loss
Cumulative translation adjustment	—	—	—	—	(133)	—	(133)
Comprehensive loss							(24,809)
Payment received on stock subscription receivable	—	—	—	1,613	—	—	1,613
Issuance of common stock on note conversions	4,246	—	11,165	—	—	—	11,165
Warrant exercise	1,200	—	711	—	—	—	711
Warrant compensation	—	—	12,396	—	—	—	12,396
Stock-based compensation	—	—	1,523	—	—	—	1,523
Issuance of common stock, net of expenses of $1,571	16,471	2	26,244	—	—	—	26,246
Stock subscription receivable	—	—	—	(3,261)	—	—	(3,261)
Balance at December 31, 2007	91,380	9	101,722	(3,261)	(133)	(72,802)	25,535

Net loss	—	—	—	—	—	(13,136)	(13,136)
Other comprehensive loss
Cumulative translation adjustment	—	—	—	—	235	—	235
Comprehensive loss							(12,901)
Warrant exercise	7,700	1	4,609	—	—	—	4,610
Stock-based compensation	110	—	1,687	—	—	—	1,687

Shares issued in lieu of cash for interest payments related to convertible notes	691	—	543	—	—	—	543
Payment received on stock subscription receivable	—	—	—	3,261	—	—	3,261
Balance at December 31, 2008	99,881	$10	$108,561	$—	$102	$(85,938)	$22,735

The accompanying notes are an integral part of these consolidated financial statements.

Solar Integrated Technologies, Inc.

Consolidated Statements of Cash Flows

(In Thousands)

	Years Ended December 31
	2008	2007
Operating activities
Net loss	$(13,136)	$(24,676)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	1,062	1,027
Amortization of loan fees and discount on convertible note	1,167	4,877
Loss on debt conversion	—	4,777
Loss on sale of assets	—	29
Provision for losses on accounts receivable	11	65
Provision for losses on inventory	911	224
Unrealized loss on foreign exchange	868	—
Interest paid in lieu of cash	543	—
Stock-based compensation	1,687	1,523
Warrant compensation	—	12,396
Change in fair value of warrant liability	(2,068)	907

Changes in operating assets and liabilities:
Accounts receivable	(2,219)	(7,651)
Unbilled accounts receivable	1,343	(1,858)
Lease receivables	996	2,571
Inventories	(7,800)	(2,966)
Prepaid expenses and other assets	442	(935)
Trade and other payables	2,883	7,308
Accrued expenses	1,622	1,095
Progress billings	(1,916)	(3,422)
Unearned income	—	(45)
Net cash used in operating activities	(13,604)	(4,754)

Investing activities
Acquisition of property and equipment	(617)	(602)
Proceeds from sale of assets	—	22
Net cash used in investing activities	(617)	(580)

Solar Integrated Technologies, Inc.

Consolidated Statements of Cash Flows (continued)

(In Thousands)

	Years Ended December 31
	2008	2007
Financing activities
Borrowing on credit facility	$1,772	$2,544
Increase in restricted cash	(369)	(469)
Repayment of structured finance payable	(723)	(2,575)
Convertible debt retirement	—	(16,692)
Proceeds from stock subscription receivable	3,261	—
Proceeds from exercise of warrants	4,610	711
Issuance of common stock	—	26,246
Net cash provided by financing activities	8,551	9,765
Effect of exchange rate changes on cash and cash equivalents	235	(133)
Net (decrease) increase in cash and cash equivalents	(5,435)	4,298
Cash and cash equivalents at beginning of year	11,282	6,984
Cash and cash equivalents at end of year	$5,847	$11,282

Supplemental disclosure of cash flow information
Cash paid during the year:
Interest	$988	$3,395
Disclosure of noncash investing and financing activities:
Conversion of convertible notes to common stock	$—	$6,875
Issuance of stock subscription receivable	—	3,261

The accompanying notes are an integral part of these consolidated financial statements.

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements

December 31, 2008

1.   Description of Business and Basis of Presentation

Solar Integrated Technologies, Inc. (the Company) was established and incorporated in the State of Delaware in the United States of America on January 24, 2002. The Company designs, manufactures and installs building-integrated photovoltaic, or BIPV, roofing systems for customers with non-residential buildings that have flat or low-slope rooftops. The Company is based in Los Angeles, California, and maintains an office in Mainz, Germany. The Company’s customers are primarily located in Europe and the United States.

These consolidated financial statements include the accounts of the Company and its subsidiaries which are 100% wholly owned as follows: Solar Integrated Technologies GMBH, Solar Power & Electric I, LLC and Solar Integrated Technologies Limited (collectively, known as “Subsidiaries”). All intercompany transactions and balances have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. In May 2009, the Company announced that it had discontinued discussions with a commercial lender relating to an asset-based revolving line of credit to replace the existing facility with an affiliate of GE Energy Financial Services (GE) which expires on July 3, 2009. The Company hired a financial advisor to evaluate financing alternatives that may include a sale of the Company. However, Management believes that there is no assurance that the Company will be successful in extending the GE line of credit or in otherwise securing financing or a buyer for the Company. This raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

2.   Summary of Significant Accounting Policies

The accompanying financial statements as of and for the years ended December 31, 2008 and 2007 have been presented in accordance with U.S. generally accepted accounting principles (US GAAP). These financial statements are presented in U.S. dollars, which is considered the functional currency as that is the currency in which a majority of the Company’s transactions are denominated.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by the Company include the “percentage of completion” for certain projects, allowances for potentially uncollectible accounts receivable, warranty provisions, provisions for obsolete inventory and valuation allowances.

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

2.   Summary of Significant Accounting Policies (continued)

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to current year presentation.

Fair Values of Financial Instruments

The fair value of a financial instrument is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s-length transaction. At the balance sheet date, the fair values of the Company’s financial assets and financial liabilities approximate their carrying values. Derivative instruments are recorded on the balance sheets at fair value in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivatives and Hedging Activities, as amended. These derivatives include warrants issued in connection with our credit facilities and other freestanding warrants that were issued in connection with the issuance of our common stock in December 2006.

SFAS No. 133, as amended, defines derivative instruments whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts (embedded derivatives) and for hedging activities. As a matter of policy, the Company does not invest in separable financial derivatives or engage in hedging transactions. However, since the Company’s common stock is traded on the AIM Market in London, England, the exercise price of the Company’s warrants is denominated in pounds sterling which is different than that of the Company’s functional currency (US $).

Derivatives are measured at fair value and adjusted through earnings, as required by SFAS 133. For the years ended December 31, 2008 and 2007, the financial statements reflect the fair value of these warrants on the Company’s consolidated balance sheets and the unrealized changes in the values of these warrants in the Company’s consolidated statement of operations as “Change in fair value of warrant liability.”

Cash and Cash Equivalents

Cash and cash equivalents comprise current bank accounts and other bank deposits free of encumbrances and having original maturities of less than three months. At times, cash balances held at financial institutions are in excess of federally insured limits. At December 31, 2008 and 2007, the Company had balances in bank accounts outside of the United States that are denominated in Euros totaling $4,812,000 (€ 3,457,000) and $2,273,000 (€1,554,000), respectively.

Restricted Cash

In connection with certain structured financing arrangements with GE Commercial Finance Energy Financial Services (GE EFS), a unit of General Electric Capital Corporation, the Company was required to deposit a portion of the proceeds from the borrowings with GE EFS. If necessary, GE EFS may use such amounts to offset any shortfall in payments required from the Company under the structured finance

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

2.   Summary of Significant Accounting Policies (continued)

arrangement. In addition, payments received from customers under sales type lease agreements are deposited directly into restricted bank accounts. Amounts deposited into restricted bank accounts are used to fund the debt owed under the structured finance arrangement with GE EFS. At December 31, 2008 and 2007, the Company held approximately $1,578,000 and $1,209,000 in restricted cash, respectively.

Foreign Operations

For the Company’s wholly-owned foreign subsidiaries, the local currency is the functional currency. Monetary assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the period-ending exchange rate. Nonmonetary assets are translated at historic rates of exchange. Revenues and expense items denominated in currencies other than U.S. dollars are translated into U.S. dollars at the average rate of exchange for the period, except for depreciation and amortization which are translated at historic rates. The cumulative foreign currency translation adjustment was a gain of $235,000 and a loss of $133,000 as of December 31, 2008 and 2007, respectively, and is included in the consolidated balance sheet in “Accumulated other comprehensive income (loss).” Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations in “Realized foreign exchange loss” and “Unrealized foreign exchange loss” captions and amounted to a net loss of approximately $1,834,000 and a net gain of approximately $1,333,000 for the years ended December 31, 2008 and 2007, respectively. The carrying amount of net assets of the foreign subsidiaries was approximately $29,598,000 and $9,225,000 at December 31, 2008 and 2007, respectively. The foreign revenue for 2007 and 2008 was $27,844,000 and $55,236,000, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily limited to trade and lease receivables. The Company performs credit evaluations of its customers’ financial condition whenever deemed necessary and generally does not require collateral. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of all accounts receivable, which takes into consideration an analysis of historical bad debts, specific customer creditworthiness and current economic trends.

Inventories

Inventories are valued at the lower of cost or market. The Company uses the standard cost method for valuing inventory, which approximates actual cost on a first-in, first-out basis. Cost comprises invoice value plus applicable landing charges in the case of raw materials, packing materials, spares and consumables. Finished goods comprise cost of materials plus attributable labor and overhead charges that have been incurred in bringing the inventories to their present location and condition. The Company’s products have a long life cycle and obsolescence has not historically been a significant factor in the valuation of inventories.

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

2.   Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Property and equipment are depreciated using the straight-line method over their respective estimated useful lives as follows:

Machinery and equipment	7 Years
Furniture, fixtures and office equipment	5 Years
Leasehold improvements	Term of lease or life of the asset, whichever is shorter.

Depreciation is charged on these assets from the date on which they are placed in service.

Long-Lived Assets

Long-lived assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Long-lived assets are grouped at the lowest level for which identifiable cash flows are largely independent, when testing for and measuring impairment. Impairment losses are recorded when the carrying amount of long-lived assets exceeds the sum of undiscounted cash flows expected to result from their use and eventual disposition and are measured as the amounts by which the long-lived assets’ carrying amounts exceed their fair value. There were no adjustments to the carrying value of long-lived assets during the years ended December 31, 2008 and 2007.

Revenue Recognition

Revenue is recognized when there is persuasive evidence of an arrangement, the goods have been delivered, the fee is fixed or determinable, and collection is reasonably assured. The Company records revenues under various methods depending on project size, duration, and scope of work.

Installed Solar Systems & Traditional Roofing: The Company accounts for installed solar systems and traditional roofing projects using the percentage of completion method under AICPA Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” Under this method, revenue arising from installed solar systems and traditional roofing projects is recognized as work is performed based on the percentage of incurred costs to estimated total forecasted costs at completion utilizing the most recent estimates of forecasted costs.

For most smaller projects of shorter durations, generally three months or less, the Company records revenue under the completed contract method when the project is complete or near completion based on the costs incurred compared to the project budget. When customer acceptance clauses are considered to be substantive, recognition of revenue is deferred until customer acceptance is received.

As of December 31, 2008, the asset “Unbilled accounts receivable”, which represents revenues recognized in excess of amounts billed, was $515,000. The Company capitalized $2,389,000 and $3,394,000 to inventories for costs incurred from uncompleted contracts as of December 31, 2008 and 2007, respectively.

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

2.   Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

Product Sales: For sales of BIPV product where the customer does not contract the Company to install the system, revenue is typically recognized at time of shipment according to the contractual arrangements with the customer.

Income Taxes

The Company accounts for income taxes in accordance with guidance issued by the Financial Accounting Standards Board (FASB) in Statement of Financial Accounting Standards No. 109 (SFAS), Accounting for Income Taxes, which requires the use of the liability method of accounting for income taxes.

The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax base of assets and liabilities and their reported amounts in the financial statements. The resulting asset or liability is adjusted to reflect changes in the tax laws as they occur. A valuation allowance is provided to reduce deferred tax assets when it is more likely than not that a portion of the deferred tax asset will not be realized.

Realization of deferred tax assets is dependent upon the Company’s ability to generate sufficient future taxable income. The Company has experienced large net operating losses and has recorded a full valuation allowance against the deferred tax asset due to the lack of historical profits.

Warranty Provisions

The Company typically provides a 20-year roof membrane warranty, a 20-year power warranty and a ten-year warranty on inverters. These warranties are typically matched by back-to-back warranties from suppliers or the Company assigns the warranty of the supplier to the end customer. In addition, the Company typically provides a 20-year product warranty on its BIPV product. Provisions for warranty costs are recognized at the date of sale of the relevant products, at management’s best estimate of the expenditure required to settle the liability, taking into account the specific arrangements of the transaction and past history.

Basic and Diluted Net Loss per Share

Basic net loss per share is based upon the weighted-average number of shares of common stock outstanding. Diluted net loss per share is based on the assumption that options and warrants are included in the calculation of diluted net loss per share, except when their effect would be anti-dilutive. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

2.   Summary of Significant Accounting Policies (continued)

to be exercised at the beginning of the period (or at the time of actual issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. The following options and warrants (in thousands) have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive.

	December 31
	2008	2007
	(In Thousands)

Warrants	6,584	14,609
Options	9,605	7,300

Stock-Based Compensation

The Company accounts for stock-based compensation using SFAS No. 123R which revised SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. The Company applied the provisions of SFAS No. 123R on a prospective basis as the Company continues to apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), to any portion of awards outstanding at January 1, 2006. Stock-based compensation cost recognized for the years ended December 31, 2008 and 2007 includes compensation cost for all stock-based payments granted or modified subsequent to January 1, 2006. The stock-based compensation expense recorded in accordance with SFAS 123R is included in Selling, general, and administrative expenses in the Company’s consolidated statements of operations.

Recently Issued Accounting Principles

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return in accordance with SFAS No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. On February 1, 2008, the FASB issued FASB Staff Position (FSP) FIN-48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises. The final FSP incorporates changes made to the original Exposure Draft, and defers the effective date of FIN 48 for certain nonpublic enterprises to the annual financial statements for fiscal years beginning after December 15, 2008. The FSP and FIN 48 are effective for the Company as of January 1, 2009. The Company has not yet completed its evaluation of the impact of adoption on the Company’s financial position or results of operations.

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

2.   Summary of Significant Accounting Policies (continued)

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (SFAS 157), which defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy, as defined. SFAS 157 may require companies to provide additional disclosures based on that hierarchy. SFAS 157 was initially effective for the Company on January 1, 2008 and the adoption by the Company had no material impact on its financial condition or results of operations. However, on February 12, 2008, the FASB issued FSP FAS 157-2 which delayed the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP partially defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. The Company does not believe the future partial adoption of this statement will have a material effect on its financial condition or results of operations.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Liabilities—including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 expands the use of fair value accounting but does not affect existing standards which requires assets or liabilities to be carried at fair value. The objective of SFAS 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS 159, a company may elect to use fair value to measure eligible items at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Eligible items include, but are limited to, accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and firm commitments. SFAS 159 was effective for the Company on January 1, 2008 and the adoption by the Company had no material impact on its financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS 141(R). SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. SFAS 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 141(R) on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160). SFAS 160 changes the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method significantly changes the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008 with early application prohibited. The Company is currently evaluating the impact of adopting SFAS 160, if any, on its consolidated financial statements.

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

2.   Summary of Significant Accounting Policies (continued)

SFAS 141(R) amends SFAS No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. SFAS 141(R) also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination.

In May 2008, the FASB issued SFAS No. 162 (SFAS 162), The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles to be used in preparing financial statements that are prepared in conformity with generally accepted accounting principles. Unlike Statement on Auditing Standards No. 69, The Meaning of Present Fairly in Conformity With GAAP, SFAS 162 is directed to the entity rather than the auditor. SFAS 162 is effective 60 days following approval by the U.S. Securities and Exchange Commission of the Public Company Accounting Oversight Board’s amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company does not expect SFAS 162 to have a material impact on its financial position, cash flows or results of operations.

3.   Trade Receivables

	December 31
	2008	2007
	(In Thousands)
Trade receivables	$16,702	$14,483
Less: Allowance for doubtful accounts	(88)	(77)
Trade receivables, net	$16,614	$14,406

At December 31, 2008, 68% of the Company’s trade receivable balance was due from three customers while at December 31, 2007, 52% of the Company’s trade receivable balance was due from three customers. These customers represented 31% and 6% of total revenues as of the years ended December 31, 2008 and 2007, respectively. Based on the Company’s knowledge of the financial condition of its customers, an allowance for uncollectible balances was established at December 31, 2008 and 2007.

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

4.   Lease Receivables

Sales Type Leases

	December 31
	2008	2007
	(In Thousands)
Total minimum lease payments receivable	$18,546	$19,542
Less: Unearned income	(3,606)	(3,648)
Net investment in sales type leases	$14,940	$15,894

Executory costs included in total minimum lease payments were not significant. In addition, no value was assigned to the estimated residual value of the leased equipment due to the 20-year lease term. Future minimum receivables under all noncancelable sales type leases as of December 31, 2008, are as follows:

(In Thousands)
2009	$965
2010	984
2011	1,003
2012	1,023
2013	1,043
Thereafter	13,528
$18,546

5.   Inventories

	December 31
	2008	2007
	(In Thousands)
Raw materials	$5,841	$6,242
Work-in-progress	3,108	4,115
Finished goods	19,501	11,204
	$28,450	$21,561

6.   Related Party Transactions

SCR Group, Inc.

The Company provided installation services for SCR Group, Inc. (SCR), whose joint owner is a member of the Company’s board of directors and one of the co-founders of the Company. The services were provided under customary contracting arrangements. Prior to 2007, the Company paid various costs of

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

6.   Related Party Transactions (continued)

SCR in connection with a Company cross-guarantee on previously established credit arrangements, and in connection with SCR’s activities as a subcontractor for the Company. These arrangements resulted in a total account receivable to the Company from SCR of $3.3 million. The Company recorded an impairment charge for the entire amount of this receivable in 2006. In May 2007, the Company was paid $3.3 million by SCR, which fully satisfied the receivable. Revenue from SCR was approximately $113,000 and $225,000 for the years ended December 31, 2008 and 2007, respectively. Accounts receivable due from SCR were approximately $44,000 and $29,000 as of December 31, 2008 and 2007, respectively.

UPC Commercial Agreement

In April 2007, the Company entered into a preferred supply and cooperation agreement with UPC Solar Management LLC (UPC Solar), whose controlling shareholder is a member of the Company’s board of directors. Under the agreement, the Company will be the preferred supplier to UPC Solar of BIPV roofing systems and certain other thin film solar products, solar roofing installation services, and renewable energy management software systems for solar installations. UPC Solar will be the Company’s preferred developer for solar energy projects in the United States.

During 2007, the Company completed six projects with UPC Solar for a total of $9.7 million. No projects were completed during 2008.

7.   Property and Equipment

Property and equipment consisted of the following:

	December 31
	2008	2007
Leasehold improvements	$1,325	$1,287
Computer equipment	371	371
Plant, machinery and equipment	4,922	4,342
	6,618	6,000
Less: accumulated depreciation	(4,709)	(3,646)
Property and equipment, net	$1,909	$2,354

Depreciation expense was $1,062,000 and $1,027,000 for the years ended December 31, 2008 and 2007, respectively.

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

8.   Warranty Reserves

The warranty provision represents management’s best estimate of the liability under warranties granted on transactions to date. The activity for the years ended December 31, 2008 and 2007 was as follows:

Balance at December 31, 2006	$1,706
Warranty expense	2,547
Amounts charged against the warranty provision	(2,028)
Balance at December 31, 2007	2,225
Warranty expense	2,895
Amounts charged against the warranty provision	(1,381)
Balance at December 31, 2008	$3,739

9.   Credit Facilities

In December 2005, the Company entered into a loan and security agreement with an affiliate of GE Energy Financial Services (GE) relating to an asset-based revolving line of credit for up to $20 million. The credit facility bears interest at LIBOR plus 3.0% (3.75% and 7.75% at December 31, 2008 and 2007, respectively). The initial term of the facility expired on June 30, 2008. Borrowings under the credit facility are guaranteed by the Company and its subsidiaries and are secured by a pledge of all of the Company’s assets, including the stock of the Company’s subsidiaries and the assets of the Company’s subsidiaries. The Company is required to pay a commitment fee of 0.50% per annum on the unused portion of the credit facility, quarterly maintenance fees, as well as customary letter of credit fees. The loan and security agreement contains customary financial and non-financial covenants, and customary events of default, including a provision that an event of default will exist if the Company defaults under the note purchase agreement governing the Company’s convertible notes, as amended. The Company obtained a waiver from GE related to noncompliance of a covenant related to minimum EBITDA during the quarter ended December 31, 2008. The Company was in compliance with all other covenants at December 31, 2008.

During 2006, pursuant to an amendment to the Company’s loan and security agreement and a master agreement for standby letters of credit, the Company obtained a $3,000,000 standby letter of credit sub-facility as part of the $20 million credit facility. The standby letter of credit sub-facility was increased to $5,000,000 in April 2007.

During 2008, the Company signed several amendments to the original loan and security agreement which extended the term of the agreement to March 31, 2009 and reduced the line of credit to a maximum of $10 million. The outstanding balance at December 31, 2008 was $4.3 million. Additional amendments were signed subsequent to December 31, 2008 (see Note 16).

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

10.   Long-Term Debt

Long-term debt consists of the following:

	December 31
	2008	2007
	(In Thousands)
Convertible notes	$8,000	$8,000
Structured financing	13,073	13,796
Total	21,073	21,796

Less: Amounts due within one year	(583)	(723)
Total long-term debt	$20,490	$21,073

Structured Financing

In April 2005, the Company through a subsidiary entered into a Master Purchase and Lease Agreement and related agreements with a subsidiary of GE Commercial Finance Energy Financial Services (GE EFS), a unit of General Electric Capital Corporation, to provide structured financing for the installation of the Company’s BIPV projects on certain buildings owned by certain qualified customers. During the years ended December 31, 2008 and 2007, the Company completed no projects under this structured financing arrangement.

Under the Company’s Energy Services Agreements (ESA), customers agree to pay the Company, on a monthly basis over a 20-year period, for the electricity generated from the BIPV roofing systems installed on customers’ buildings. The customers pay for the energy produced by the solar systems at a rate specified in each contract. These transactions with customers are considered sales-type lease transactions under US GAAP. The Company records a lease receivable to reflect the future stream of energy services payments from customers over the 20-year period.

Upon completion of the project with a customer, the Company entered into an agreement with GE EFS to provide financing to the Company collateralized by the lease receivables for an amount equal to the then net present value of the future lease receivables from the customer.

Refinancing of Convertible Notes

In December 2007, the Company completed a refinancing which resulted in an aggregate principal amount of $8 million outstanding of 6.5% convertible notes due November 1, 2010. As of December 31, 2006, the Company had an aggregate principal amount of $31.1 million of convertible notes outstanding. These notes were originally issued as part of a private placement of 6.5% convertible notes due November 1, 2010 in the aggregate principal amount of $37.0 million.

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

10.   Long-Term Debt (continued)

The original terms of the convertible notes included the following:

•	Interest was payable semiannually in cash on May 1st and November 1st of each year beginning May 1, 2006.
•	The notes were convertible at any time prior to their maturity into shares of the Company’s common stock at the conversion price of $3.392 per share, subject to certain adjustments.
•

In the event a holder elected to convert its notes prior to November 1, 2008 or elected to convert its notes in connection with a fundamental change of control, such note holder will receive in addition to the shares issuable upon conversion, a make-whole payment in cash equal to the present value of the remaining interest obligation on the notes from the date of such conversion through November 1, 2008, subject to certain adjustments.

•

These convertible notes contained a put feature whereby the holders of the convertible notes were entitled to demand payment of the principal amount of the outstanding convertible notes plus accrued interest if the Company did not consummate a qualified U.S. public offering by November 1, 2008.

As the Company did not consummate a qualified U.S. public offering by May 1, 2007, under the terms of the convertible notes: (i) the interest rate on the notes increased from 6.5% to 8.5% per year effective as of May 1, 2007, and (ii) the holders of outstanding convertible notes could have required the Company to repurchase for cash, on November 1, 2008, all or a portion of their notes at a repurchase price equal to 100% of the face amount, plus accrued interest.

In December 2007, the Company completed a placing of 16,471,000 shares of common stock at a price of 85p ($1.69) per share for aggregate gross proceeds of £14.0 million ($27.8 million) (the 2007 Placing). In connection with the 2007 Placing, the Company also entered into arrangements with the holders of the convertible notes, which had an aggregate principal amount of $31.1 million outstanding, whereby:

•

$16.2 million of aggregate principal amount of convertible notes were redeemed at a premium of 3% to nominal value, together with accrued interest to redemption date, at an aggregate cost of approximately $17.0 million;

•

$6.9 million of aggregate principal amount of convertible notes were converted into equity at the 85p ($1.69) per share placing price at a premium of 5% to nominal value, resulting in the issue of 4,246,000 new common shares; and

•

the remaining $8.0 million of convertible notes, held by one institutional investor, were restructured to reduce the interest rate from 8.5% to 6.5% and is now payable, at the Company’s election, in cash or stock. Other changes in terms include the reduction in the conversion price from $3.392 to $2.00, and the removal of both the November 2008 put option and the conversion make-whole payment.

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

10.   Long-Term Debt (continued)

At December 31, 2008 and 2007, the Company was in compliance with its covenants under the convertible notes.

At the original date of issuance, the Company determined that a beneficial conversion feature existed as a result of the “make whole” interest feature. The beneficial conversion feature was recorded as a debt discount with the corresponding credit to additional paid-in capital. During 2007, $23.1 million of the convertible notes were retired or converted into common stock leaving an outstanding principal amount of $8.0 million as of December 31, 2007. The debt discount of $585,000 was written off during 2007 as the remaining debt of $8 million was considered new debt for accounting purposes. There were no changes to the convertible notes during 2008.

The following is a summary of aggregate maturities of long-term debt for each of the next five years, and thereafter as of December 31:

(In Thousands)
2009	$583
2010	8,598
2011	616
2012	642
2013	669
Thereafter	9,965
21,073
Less current portion	(583)
Long-term debt	$20,490

11.   Commitments and Contingencies

Operating Leases

The Company leases land, buildings and equipment under noncancelable operating leases expiring in various years through 2013. Several of the leases have renewal options providing for additional lease periods. Future minimum obligations under all noncancelable operating leases as of December 31, 2008 are as follows:

(In Thousands)
2009	$1,513
2010	653
2011	517
2012	277
2013	3
Thereafter	—
$2,963

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

11.   Commitments and Contingencies (continued)

Total rent expense for all operating leases was approximately $1,916,000 and $1,564,000 for the years ended December 31, 2008 and 2007, respectively.

12.   Income Taxes

The provision (benefit) for income taxes at December 31 is as follows:

	2008	2007
	(In Thousands)
Current:
State	$6	$3
Foreign	172	—
Federal	—	—
	178	3
Deferred:
State	(750)	(1,529)
Federal	(4,099)	(5,977)
	(4,849)	(7,506)
Change in valuation allowance	4,849	7,506
Total income tax expense (included in other income, net in 2008 and 2007)	$178	$3

The reconciliation of income tax provision computed at federal statutory rates to income tax expense is as follows:

	December 31
	2008	2007
Tax at U.S. federal statutory rates	35.00%	34.00%
State taxes, net of federal benefit	5.49	4.65
Various permanent items	—	(0.03)
Loss on debt conversion	—	(6.58)
Foreign income/loss	(1.27)	(0.26)
Foreign tax liability	(1.33)	—
Imputed interest from SIT GmbH	(0.46)	—
Change in valuation allowance	(37.68)	(31.78)
Other	(1.12)	—
Total	(1.37)%	(0.00)%

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

12.   Income Taxes (continued)

Net deferred tax assets at December 31 are as follows:

	2008	2007
	(In Thousands)
Current:
Allowance for doubtful accounts	$38	$33
Accrued expenses	167	405
Construction in progress	(177)	(1,637)
Inventory obsolescence	895	554
Other accruals	438	545
Stock-based compensation	7,076	6,353
State tax	(591)	(582)
Section 263A adjustment	418	—
Loan fees on convertible debt	106	—
Unearned revenue – progress billings	92	913
Other	1	—
	8,463	6,584
Noncurrent:
Capital loss carryforward	835	835
Change in fair value of warrants and embedded derivatives	(2,522)	(389)
Difference in basis of fixed assets	(506)	(636)
Amortization of capitalized fees	364	386
Warranty reserve	657	289
Amortization of debt issue cost	(57)	—
Unearned income	1,545	1,563
Net operating loss carryforwards	22,826	17,875
State tax	(1,569)	(1,321)
	21,573	18,602
Net deferred tax asset	30,036	25,186
Less: Valuation allowance	(30,036)	(25,186)
Carrying value of the deferred tax asset	$—	$—

The Company has recorded a full valuation allowance against the deferred tax asset at December 31, 2008 and 2007. At December 31, 2008, the Company had net operating loss carryforwards for federal and state income tax purposes of $54,080,000 and $50,216,000, respectively. The federal carryforwards expire beginning in 2024 while the state carryforwards expire beginning in 2014. The utilization of net operating carryforwards may be limited by changes in ownership.

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

13.   Stock Option Plans

The Company implemented a stock option plan (the Plan) in April 2004 as amended. Under the Plan, options may be granted by the board of directors to eligible employees, officers, directors, consultants and independent contractors of the Company for the purchase of common shares. Options under the Plan are granted at a price fixed by the board of directors, which price may not be less than the fair market value of a share at the time of the grant. The term of outstanding options is determined by the board of directors but may not be greater than ten years.

The following table summarizes stock option activity during 2007 and 2008.

Stock Options	Shares	Weighted- Average Exercise Price
Outstanding at December 31, 2006	6,920,000	$1.16
Granted	390,000	1.86
Exercised	—	—
Expired or forfeited	(10,000)	0.96
Outstanding at December 31, 2007	7,300,000	1.20
Exercisable at December 31, 2007	2,777,000	1.46
Granted	2,305,000	1.20
Exercised	—	—
Expired or forfeited	—	—
Outstanding at December 31, 2008	9,605,000	0.95
Exercisable at December 31, 2008	5,632,000	$0.97

For fiscal years 2008 and 2007, the weighted-average grant-date fair value of options granted was $0.64 and $0.70, respectively. The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option, determined as of the date of the option exercise.

A summary of outstanding options and exercisable options is shown below:

	Outstanding Options				Exercisable Options
Range of Exercise Price	Number	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Number	Weighted- Average Exercise Price	Aggregate Intrinsic Value
$0.21 – $0.75	6,500,000	4.0	$ 0.68	$ —	4,133,000	$ 0.70	$ —
$0.76 – $1.37	2,085,000	5.1	1.30	—	749,000	1.27	—
$1.38 – $1.92	720,000	5.3	1.67	—	450,000	1.78	—
$1.93 – $2.68	300,000	2.0	2.68	—	300,000	2.68	—
Totals	9,605,000	4.2	$ 0.95	$ 46,000	5,632,000	$ 0.97	$ —

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

13.   Stock Option Plans (continued)

As of December 31, 2008, the trading price of the Company’s common stock exceeded the exercise price for certain of the options outstanding. The Company expects that substantially all of the stock options outstanding at December 31, 2008 will vest.

Stock-Based Compensation Expense

During the year ended December 31, 2007, the Company granted 390,000 stock options to officers and employees of the Company with a weighted-average fair value of $1.86 as of the date of grant. During the year ended December 31, 2008, the Company granted 2,305,000 stock options to officers and employees of the Company with a weighted-average fair value of $0.64 as of the date of grant. All of the stock options granted during 2008 and 2007 were granted at a strike price that was equal to the market price on the date of grant. In general, stock options granted have six-year terms and vest over a period of up to three years. The weighted-average exercise price of the options outstanding as of December 31, 2008 and 2007 was $0.95 and $1.20, respectively.

Under the provisions of SFAS 123R, $1,488,000 and $1,523,000 in stock-based compensation were recorded as a credit to common stock during fiscal years 2008 and 2007, respectively. As of December 31, 2008, there was $921,000 of total unrecognized compensation costs related to stock options granted under the Company’s stock option plan. The unrecognized compensation cost is expected to be recognized over a period of 1.4 years.

Stock options issued during the years ended December 31, 2008 and 2007 were valued using the Black-Scholes option pricing model with the following assumptions:

	December 31
	2008	2007

Risk-free interest rate (%)	2.3%	4.6%
Expected volatility (%)	68.8%	48.2%
Expected life (in years)	4	4
Expected dividends	–	–

Expected volatility is based upon the historical trends of the Company’s stock.

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

14.   Shareholders’ Equity

Shares of Common Stock

The Company has one class of shares of common stock. The Company issued 1,000 common shares on the date of incorporation. On May 4, 2004, the shareholders passed a resolution to amend the Certificate of Incorporation so as to effect a 24,933 forward stock split, pursuant to which each of the 1,000 common shares fully paid were divided into 24,933 fully paid shares of common stock with no par value. Following the stock split, there were 24,933,000 shares of common stock outstanding. Additionally, the par value per common share was amended from $0.00 to $0.0001 as well as the authorized number of shares which increased from 1,500 common shares to 50,000,000 common shares. On August 24, 2006, the Company’s articles were amended to increase the maximum authorized number of shares of common stock to 250,000,000 shares. The Company has 10,000,000 shares and 6,584,000 shares reserved for issuance under the Company’s stock option plan and for warrants outstanding as of December 31, 2008.

On May 12, 2004, following admission of its common shares to AIM, the Company placed 7,217,000 common shares at $3.15. In addition, 1,312,000 shares were issued to the Company’s financial advisor in connection with the placing of the Company’s shares on AIM.

Issuances of Common Stock in 2007 and 2008

2008 Issuances

During 2008, the Company issued a total of 8,501,000 shares of common stock in various transactions. Of this amount, 7,700,000 shares were issued for cash, realizing aggregate gross proceeds of $4.6 million, 691,000 shares of common stock were issued in lieu of cash for interest payments related to outstanding convertible notes and 110,000 shares were issued in lieu of cash for 2007 performance bonus compensation.

The 7,700,000 shares of common stock issued for cash during 2008 were issued for net proceeds of $4,610,000 pursuant to the exercise of UPC outstanding warrants.

2007 Issuances

During 2007, the Company issued a total of 21,917,000 shares of common stock in various transactions. Of this amount, 17,671,000 shares were issued for cash, realizing aggregate gross proceeds of $28.5 million, and 4,246,000 shares were issued pursuant to the conversion of convertible notes with a face amount of $6,875,000.

Of the 17,671,000 shares of common stock issued for cash during 2007, (i) 16,471,000 shares were issued in connection with the Company’s placement in December 2007 at a placement price of $1.69 (£0.85) per share for aggregate gross proceeds of $27.8 million ($26.2 million after cash expenses), and (ii) 1,200,000 shares were issued for net proceeds of $711,000 pursuant to the exercise of warrants.

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

14.   Shareholders’ Equity (continued)

Warrants

Warrants outstanding as of December 31, 2008, are as follows:

	Fair Value	Number of Shares
UPC	$768,542	3,300,000
GE Energy Financial Services	607,663	2,617,353
KBC Peel Hunt	16,635	166,666
Mirabaud Securities	431	500,000
	$1,393,271	6,584,019

The Company has determined that the warrants issued to UPC Energy Group are compensatory and has recorded such warrants as expense through the vesting date under the provisions of SFAS 123R and EITF 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction With Selling, Goods or Services.

The Company has determined the warrants issued to GE Energy Financial Services, KBC Peel Hunt, Mirabaud Securities and Crestview Capital did not meet the definition of an equity instrument and therefore was required to be classified as a liability at fair value. The change in the fair value of these warrants issued is recorded as a component of net loss.

Crestview Capital

In connection with a $4 million bridge financing with Crestview Capital Funds in September 2005, the Company issued warrants to Crestview to purchase up to 325,000 shares of the Company’s common stock at an exercise price of $2.82. The Company determined that the warrants issued to Crestview did not qualify as an equity instrument under the relevant U.S. accounting guidance and therefore was recorded as a liability. The warrants are reflected as a liability as of December 31, 2007 at estimated fair value. The Company also granted certain registration rights for the shares issuable upon exercise of the warrants. The warrants expired on September 30, 2008.

UPC

In December 2006, a strategic investment of $1.5 million (£750,000) was made by UPC Energy Group, and the Company granted UPC Energy Group five-year warrants over 7,700,000 common shares with an exercise price of $0.59 (£0.30) (Tranche A Warrants), and over a further 3,300,000 common shares with an exercise price of $4.91 (£2.50) (Tranche B Warrants). 50% of the Tranche A Warrants and 50% of the Tranche B Warrants may be exercised in full or in part at any time within the period falling between one and five years following the date of grant, and the remaining 50% for each such grant may be exercised

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

14.   Shareholders’ Equity (continued)

in full or in part at any time within the period falling between two and five years following the date of grant. All of these warrants granted were dependent on UPC maintaining seats on the board of directors of the Company. These warrants vest automatically on a change of control, or in the event that the UPC representatives of the board are removed from the board other than for just cause or in the event that any replacement nominee approved by the board is not approved by the shareholders of the Company.

In December 2007, 50% of the Tranche A Warrants and 50% of the Tranche B Warrants vested in accordance with their terms. In December 2007, the board of directors agreed to amend the terms of the warrants to provide that the remaining unvested 50% of the Tranche A Warrants and Tranche B Warrants vest in December 2007. In connection with this amendment, the terms of the Tranche A Warrants were amended such that all but not less than all of the Tranche A Warrants may be exercised as of December 20, 2007.

During 2008, the entire Tranche A Warrants were exercised for total cash proceeds of $4,610,000. The Tranche B Warrants remain outstanding as of December 31, 2008.

GE Energy Financial Services

Effective December 30, 2005, the Company issued 2,000,000 warrants to purchase common shares with an aggregate value of $4,523,000 to GE Energy Financial Services in connection with its credit facility. Each warrant was exercisable for one common share of the Company at a price of $3.392 per share subject to adjustment in certain circumstances. The fair value of the common share purchase warrants issued amounted to $4,523,000 and was determined using the Black-Scholes pricing model with a risk-free rate of 6.11%, a five-year term and a volatility of 48.7%. The fair value of the warrants totaling $4,523,000 was recorded as loan fees in long-term assets on the accompanying balance sheet and is being amortized over the initial term of the credit facility (30 months). The warrants vested immediately upon issue and have a term expiring initially in 30 months with a 30-month extension through December 30, 2010. In connection with these warrants, the Company also granted certain demand and piggyback registration rights. The warrants also include certain put and call provisions. Upon the occurrence of certain events (including a change of control, the failure of the Company to consummate a qualified U.S. initial public offering prior to November 1, 2008, the commitment termination date or an event of default under the credit facility), the warrant-holder has the right to require that the Company (i) purchase all or any part of the warrants issued to it for the difference between the market value for the underlying warrant shares at the time of the put and the aggregate warrant exercise price, (ii) any shares underlying the warrants, for the market price of the warrants shares at the time of the put, and (iii) any other of the Company’s securities then owned by the holder, for the market price of such securities at the time of the put.

In August 2006, pursuant to a waiver and amendment, the credit facility with GE Energy Financial Services was amended to provide the Company with access to more capital under the borrowing base eligibility criteria and to provide the Company with more flexibility relating to the facility’s financial covenants. As partial consideration for GE Energy Financial Services agreeing to the waiver and amendment, the Company adjusted the strike price of the 2,000,000 warrants previously issued to GE Energy Financial Services to a strike price of $1.122 per share, subject to adjustment in certain

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

14.   Shareholders’ Equity (continued)

circumstances. In connection with the repricing of the 2,000,000 warrants, the Company recorded an additional $866,000 of loan fees that are being amortized over the remaining term of the credit facility.

In December 2006, in accordance with the anti-dilution and re-pricing provisions of the 2,000,000 warrants previously issued to GE Energy Financial Services, the Company adjusted the strike price of the 2,000,000 warrants to $0.59 (£0.30) per share, subject to adjustment in certain circumstances, and the Company issued to GE Energy Financial Services an additional 617,000 warrants with a strike price of $0.59 (£0.30) per share, subject to adjustment in certain circumstances.

In December 2008, pursuant to a waiver and amendment, the credit facility with GE Energy Financial Services was amended. As partial consideration for GE Energy Financial Services agreeing to the waiver and amendment, the Company adjusted the strike price of the 2,617,000 warrants previously issued to GE Energy Financial Services to a strike price of $0.29 (£0.20) per share. Additionally, the term of the warrants was extended to December 2013. Additional amendments were made subsequent to December 31, 2008 (see Note 16).

KBC Peel Hunt

As partial consideration for its nominated advisor services in connection with the Placing, in December 2006, KBC Peel Hunt was granted warrants over 167,000 common shares of the Company with an exercise price of $0.59 (£0.30). All of these warrants may be exercised in part or in full at any time within a three-year period from the date of grant.

Mirabaud Securities

As consideration for its services as a broker in connection with the Placing, in December 2006, Mirabaud Securities was granted warrants over 1,200,000 common shares of the Company with an exercise price of $0.59 (£0.30) and over an additional 500,000 common shares of the Company with an exercise price of $4.91 (£2.50). In April 2007, Mirabaud Securities exercised 1,200,000 warrants and the Company realized net proceeds of $711,000.

15.   Financial instruments: Credit, Interest Rate and Exchange Rate Risk Exposures

The Company’s activities expose it to a variety of financial risks, primarily credit risk and interest rate risk. Risk management is carried out by the Company’s Chief Financial Officer. Currently management does not use any derivative financial instruments or forward contracts as part of its risk management policies. The Company does have policies to manage customer credit risk that typically limit the amount of credit exposure to a single customer. The Company’s interest rate risk arises from bank borrowings which typically carry floating interest rates. Historically, the Company has not attempted to manage its interest rate risk by using interest rate swaps or by using fixed rate instruments on its borrowings.

Solar Integrated Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

15.   Financial instruments: Credit, Interest Rate and Exchange Rate Risk Exposures (continued)

a.

Credit risk. The Company’s credit risk is primarily attributable to trade receivables. At December 31, 2008 and 2007, the Company’s maximum exposure to credit risk from one customer amounted to $6,067,000 and $2,374,000, respectively.

The credit risk on cash and cash equivalents and the certificate of deposit is limited as the counterparties are banks with high credit ratings.

b.

Interest rate risk. Term loans and other bank borrowings are at floating rates of interest generally obtained within the United States of America, which are negotiated with the banks at various indexes plus negotiated margins. Amounts due to related parties currently carry no interest charges.

c.

Exchange rate risk. The Company currently has operations based in the United States and Europe, with a significant portion of its revenues and expenses in U.S. dollars and in Euros. As a result, the Company has exposure to fluctuations in foreign exchange rates.

16.   Subsequent Events

In March 2009, the Company signed an amendment to the loan and security agreement with GE Energy Financial Services which extended the term of the line of credit to May 15, 2009. The amendment also reduced the exercise price on the previously issued 2,617,000 warrants from $0.29 (£0.20) per share to $0.18 (£0.12) per share. In May 2009, the Company signed an additional amendment which further extended the term of the line of credit to July 3, 2009.